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                                                                    Exhibit 12.1

             Ratio of Fixed Charges and Preferred Stock Dividends

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Computation of Ratio of Earnings to Fixed Charges and                        Three Months Ended

Preferred Stock Dividends                                                             March 31,        Year Ended December 31,
                                                                                      -------------------------------------------
                                                                                           1999        1998       1997       1996
---------------------------------------------------------------------------------------------------------------------------------
Earnings
 1.    Net income from continuing operations                                           $  366.8    $1,327.4   $  838.5   $1,218.7
 2.    Applicable income taxes                                                            206.4       766.5      552.2      725.7
                                                                                       ------------------------------------------
 3.    Income before taxes (1 + 2)                                                     $  573.2    $2,093.9   $1,390.7   $1,944.4
                                                                                       ==========================================
 4.    Fixed charges:
       a. Interest expense excluding interest on deposits                              $  257.7    $  955.8   $  808.7   $  702.5
       b. Portion of rents representative of interest and amortization of debt expense     11.5        47.7       41.2       45.4
                                                                                       ------------------------------------------
       c. Fixed charges excluding interest on deposits (4a + 4b)                          269.2     1,003.5      849.9      747.9
       d. Interest on deposits                                                            311.6     1,391.0    1,436.8    1,441.3
                                                                                       ------------------------------------------
       e. Fixed charges including interest on deposits (4c + 4d)                       $  580.8    $2,394.5   $2,286.7   $2,189.2
                                                                                       ==========================================
       f. Preferred stock dividends                                                    $     --    $     --   $   10.6   $   18.4
       g. Effective tax rate ( 2 / 3 )                                                    36.01%      36.61%     39.71%     37.32%
       h. Preferred dividend factor on pretax basis (4f / 100% - 4g )                  $     --    $     --   $   17.6   $   29.4
 5.    Amortization of interest capitalized                                            $     --    $     --   $     --   $     --
 6.    Earnings excluding interest on deposits (3 + 4c + 5)                               842.4     3,097.4    2,240.6    2,692.3
 7.    Earnings including interest on deposits (3 + 4e + 5)                             1,154.0     4,488.4    3,677.4    4,133.6
 8.    Fixed charges excluding interest on deposits (4c)                                  269.2     1,003.5      849.9      747.9
 9.    Fixed charges including interest on deposits (4e)                                  580.8     2,394.5    2,286.7    2,189.2
10.    Fixed charges and preferred dividends excluding interest on deposits (4c + 4h)     269.2     1,003.5      867.5      777.3
11.    Fixed charges and preferred dividends including interest on deposits (4e + 4h)     580.8     2,394.5    2,304.3    2,218.6
Ratio of Earnings to Fixed Charges
12.    Excluding interest on deposits (line 6 / line 8)                                    3.13        3.09       2.64       3.60
13.    Including interest on deposits (line 7 / line 9)                                    1.99        1.87       1.61       1.89
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
14.    Excluding interest on deposits (line 6 / line 10)                                   3.13        3.09       2.58       3.46
15.    Including interest on deposits (line 7 / line 11)                                   1.99        1.87       1.60       1.86
                                                                                        Year Ended December 31,
                                                                                         -------------------
                                                                                             1995       1994
------------------------------------------------------------------------------------------------------------
Earnings
 1.    Net income from continuing operations                                             $  897.1   $  568.2
 2.    Applicable income taxes                                                              523.9      311.5
                                                                                         -------------------
 3.    Income before taxes (1 + 2)                                                       $1,421.0   $  879.7
                                                                                         ===================
 4.    Fixed charges:
       a. Interest expense excluding interest on deposits                                $  681.4   $  486.3
       b. Portion of rents representative of interest and amortization of debt expense       46.6       48.7
                                                                                         -------------------
       c. Fixed charges excluding interest on deposits (4a + 4b)                            728.0      535.0
       d. Interest on deposits                                                            1,416.7    1,121.1
                                                                                         -------------------
       e. Fixed charges including interest on deposits (4c + 4d)                         $2,144.7   $1,656.1
                                                                                         ===================
       f. Preferred stock dividends                                                      $  19.7    $  24.8
       g. Effective tax rate ( 2 / 3 )                                                      36.87%     35.41%
       h. Preferred dividend factor on pretax basis (4f / 100% - 4g )                    $  31.2    $   38.4
 5.    Amortization of interest capitalized                                              $     --   $     .1
 6.    Earnings excluding interest on deposits (3 + 4c + 5)                               2,149.0    1,414.8
 7.    Earnings including interest on deposits (3 + 4e + 5)                               3,565.7    2,535.9
 8.    Fixed charges excluding interest on deposits (4c)                                    728.0      535.0
 9.    Fixed charges including interest on deposits (4e)                                  2,144.7    1,656.1
10.    Fixed charges and preferred dividends excluding interest on deposits (4c + 4h)       759.2      573.4
11.    Fixed charges and preferred dividends including interest on deposits (4e + 4h)     2,175.9    1,694.5
Ratio of Earnings to Fixed Charges
12.    Excluding interest on deposits (line 6 / line 8)                                      2.95       2.64
13.    Including interest on deposits (line 7 / line 9)                                      1.66       1.53
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
14.    Excluding interest on deposits (line 6 / line 10)                                     2.83       2.47
15.    Including interest on deposits (line 7 / line 11)                                     1.64       1.50
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